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                                                                 EXHIBIT 10.15


                          MARKETING LICENSE AGREEMENT

                 LOGILITY, INC. - AMERICAN SOFTWARE USA, INC.

     THIS MARKETING LICENSE AGREEMENT (this "Agreement") is entered into by and between LOGILITY, INC., a Georgia corporation (hereinafter "Logility"), and AMERICAN SOFTWARE USA, INC., a Georgia corporation, for itself and its affiliate companies (hereinafter collectively referred to as "American Software"), and shall be effective as of the 1st day of August, 1997 (the "Effective Date").

                                  WITNESSETH:

     WHEREAS, Logility is the owner of certain computer programs defined herein as the "Products," which Products were previously owned by American Software; and

     WHEREAS, American Software is in the business of distributing and supporting computer programs to its customers and prospects and has prior to the date of this Agreement marketed and supported the Products; and

     WHEREAS, American Software has special knowledge concerning the business needs of its customers and prospects; and

     WHEREAS, Logility wishes to appoint American Software as its non-exclusive marketing representative for the Products and authorize American Software to provide certain services relating to such marketing efforts; and

     WHEREAS, American Software is willing to accept such appointment and to undertake to provide such services under the terms of this Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. SCOPE. The Products covered by this Agreement are listed on Exhibit A hereto and consist of computer programs and associated end-user documentation offered generally to end-users by Logility under the terms and conditions of its standard license agreement. Additional software applications may be added to the list of Products with the mutual consent of the parties. Logility also offers enhancement and error-correction services with respect to the Products under the terms and conditions of said agreement. Logility reserves the right to change such agreement at any time.
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     2.  APPOINTMENT OF AMERICAN SOFTWARE. Subject to the terms and conditions hereof, Logility hereby designates and appoints American Software for the term of this Agreement, as a non-exclusive representative for the solicitation of license agreements relating to the Products from prospective end-users who are also licensees of other software systems licensed by American Software. American Software hereby accepts such designation and appointment. For purposes of this Agreement the term "affiliate" shall mean any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such other entity. In the case of a corporation, control shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock. The foregoing notwithstanding, however, for the purpose of this Agreement, Logility shall not be deemed to be an affiliate of American Software, and American Software shall not be deemed an affiliate of Logility.

     3.  DUTIES OF AMERICAN SOFTWARE.

     3.1 American Software agrees, for the term of this Agreement, that it shall promote and market the Products to prospective end-users who are also licensees of software systems licensed by American Software by:

     1.Identifying prospects that may benefit from use of the Products in conjunction with other systems licensed by American Software.

     2.Contacting such prospects and conducting presentations of the Products.

     3.Performing demonstrations of the Products to prospective end-users either on the premises of such end-users or at American Software's facilities.

     4.Negotiating and obtaining the prospects' execution of license agreements and service agreements.

     5.Forwarding executed license agreements and service agreements to Logility for Logility's evaluation and acceptance.

     6.Serving as a point of contact for necessary communications between end-users and Logility with respect to the Products.

     3.2 American Software shall prepare and submit to Logility monthly a complete and accurate written report of its activities hereunder, including, without limitation, the following:

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       1. A description of all promotional and marketing activities undertaken during the preceding month setting forth the identity and addresses of prospective end-users.

       2. A summary of the nature of contacts made with such end-users and American Software's assessment of the results of such contacts.

       3. A listing by identity and date of all license agreements executed by prospective end-users and forwarded to Logility as a result of American Software's activities.

     4. DEMONSTRATION RIGHTS. Logility hereby grants to American Software a nonexclusive, nontransferable license to use during the term of this Agreement a reasonable number of "Demonstration Copies" of each Product for purposes of demonstrating the Product to prospective end-users in connection with the marketing activities. American Software shall use the Demonstration Copies for making demonstrations to prospective end-users (1) on computer systems owned or leased by American Software or (2) on the computer system of a prospective end-user. In each case, American Software shall (1) control and limit the use of Products for the specific purpose authorized; (2) accompany the prospective end-user at all times that the Product is installed at the site of such prospective end-user; and (3) upon completion of the demonstration, remove the Product from such end-user's computer and cause the deletion of all portions of the Product from computer files in which it resided. American Software acknowledges that the Products, including any intellectual property rights pertaining thereto, are owned by Logility and represent or contain valuable copyrights and trade secrets of Logility. American Software shall not attempt to reverse-engineer or decompile the machine-readable code in which the programs are delivered. American Software shall protect the Products from unauthorized copying, dissemination, or disclosure and from other unauthorized use.

     5.  LICENSE AGREEMENTS

     5.1 American Software shall have the authority to solicit the signature of end-users on Logility's standard form of license agreement, as such agreement may be revised from time to time by Logility and furnished to American Software, and such other license agreements as the American Software and Logility may mutually agree. Additionally, upon request by an end-user, American Software may solicit the signature of such end-user on American Software's standard form of license agreement as such agreement may be revised from time to time by American Software, provided, however, such license agreement if accepted by Logility, shall be promptly assigned by American Software to Logility. Notwithstanding anything to the contrary in this Agreement, American Software shall not execute or accept on behalf of Logility any agreement solicited from an end-user under this Section 5.1, and American Software shall inform all end-users that any license agreement solicited under this Section 5.1 must be

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forwarded to Logility for consideration, acceptance, and execution by Logility in order for such agreement to be binding on Logility.

     5.2 Notwithstanding anything to the contrary contained in this Agreement, American Software has and shall exercise no authority to (i) make any alterations in Logility's standard form of license agreement; (ii) make statements or representations concerning the Products that exceed or are inconsistent with the marketing materials and technical specifications provided to American Software by Logility; or (iii) bind Logility to any undertaking or performance with respect to the Products.

     6.  ANCILLARY SERVICES

     6.1 American Software may also provide to end-users appropriate ancillary services in support of the Products. Such services include, without limitation, the following:

     1.Assistance with installation of the Products on end-users' computers.

     2.Technical training of end-users' personnel.

     3.Implementation and consulting support services to end-users with respect to the functions and operation of the Products.

     6.2 The terms, conditions, and charges for such ancillary services shall be established by American Software directly with end-users. American Software shall inform each end-user (1) that Logility's obligations are limited to those contained in the license agreement, (2) that any services of American Software are offered on American Software's own accounts, and (3) that American Software is solely responsible for such ancillary services.

     6.3 Upon the request by American Software, and subject to Section 6.2, Logility may provide to American Software (or to an end-user on behalf of American Software) the ancillary services described in Section 6.1 in support of the Products. All such ancillary services shall be provided to American Software (or to an end-user on behalf of American Software) at rates agreed upon from time to time by American Software and Logility, provided such rates shall in no event exceed Logility's published rate schedule, as in effect at the time such services are rendered by Logility. The parties acknowledge and agree that American Software, and not the end-user shall be responsible for payment to Logility for services provided under this Section 6.3, provided that Logility shall not be entitled to payment from American Software unless and until (and only to the extent that) American Software receives payment for such services from an end-user.

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     7.  UNDERTAKING OF LOGILITY.  Logility shall

     1.Promote the Products as it deems appropriate with international and local advertising.

     2.Provide to American Software's employees technical training with respect to the Products. Logility shall provide such training at its own cost, but American Software shall be responsible for travel and living expenses incurred by its employees.

     3.Provide reasonable quantities of marketing materials, including descriptive brochures and promotional materials suitable for unrestricted distribution.

     4.Evaluate the qualifications of prospective end-users who have executed license agreements and service agreements forwarded to Logility by American Software. Logility reserves the right, in its discretion, to reject license agreements and service agreements executed by prospective end-users.

     5.Perform all obligations of Logility under accepted license agreements, including shipment or delivery to end-users of copies of the computer programs, documentation, error-correction materials, and updates that constitute the Products.

     6.Invoice and collect amounts payable under each license agreement accepted by Logility.

     8.  COMPENSATION

     8.1  (A)   American Software shall receive a commission equal to thirty percent (30%) of the net license fee revenue actually collected by Logility under license agreements for Products with users who are also licensees of software products of American Software which are secured and forwarded to Logility by American Software and accepted by Logility.

          (B) Those affiliates of American Software USA, Inc., who are located in the United Kingdom (American Software UK, Ltd.) and in France (American Software (France) SA) shall receive a commission equal to fifty percent (50%) of the net license fee revenue actually collected by Logility under license agreements for Products which they have secured and which have been accepted by Logility, provided that such affiliates also carry out the installation of the

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Products licensed and provide first-line support services during the warranty period and any term of Product support services provided to such license agreements.

     The term "net license fee revenue" means the actual license fee revenue received by Logility less royalties, commissions or similar payments due third parties in connection with the licensing of Products. Payment of compensation to American Software shall be made by Logility within thirty (30) days after receipt of payment from end-user. Cash payment shall be accompanied by a detailed accounting of the basis for such payment, identifying the source and amount of applicable revenues received by Logility. "Net license fee revenue" shall not include maintenance or service fees paid to Logility by end-users.

     8.2 Amounts payable to American Software shall be subject to a charge-back or credit in favor of Logility in the amount previously paid American Software with respect to amounts that are refunded to end-users. American Software agrees to cooperate with Logility and aid in the collection of accounts receivable under license agreements forwarded to Logility by American Software.

     8.3 American Software shall be responsible for its own expenses and costs under this Agreement, and Logility shall have no obligation to reimburse American Software for any expenses or costs incurred by American Software in the performance of its duties hereunder.

     9.  TERM AND TERMINATION

     9.1 The term of this Agreement shall commence upon the Effective Date and shall continue for five (5) years thereafter unless sooner terminated in accordance with the provisions hereof. This Agreement may be thereafter extended only by written instrument executed by both parties.

     9.2 Logility may terminate this Agreement upon written notice to American Software in the event of the breach of any material obligation hereunder by American Software that is not cured by American Software after receipt from Logility of thirty (30) days' written notice calling attention to such breach and demanding cure thereof. In the event of such termination for cause, Logility's sole obligation to American Software shall be to pay compensation accrued for net revenues collected on covered license agreements accepted by Logility prior to the date of termination.

     9.3 Either party may terminate this Agreement for such party's own convenience and at such party's discretion upon twelve (12) months' prior written notice to the other party.

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     9.4  Upon termination of this Agreement for any reason, American Software shall within thirty (30) days of such termination destroy or return to Logility all Demonstration Copies of the Products, and all copies of related marketing materials. American Software shall further provide to Logility copies of American Software's prospect files.

     10.  INDEMNITIES

     10.1 Logility hereby agrees to indemnify American Software from and against any and all claims, demands, or actions arising out of any material breach by Logility of any of the terms and conditions of any license agreement with an end-user secured by American Software hereunder or any breach of Logility's obligations hereunder.

     10.2 American Software hereby agrees to indemnify Logility from and against any and all claims, demands, or actions arising out of American Software's activities or performance outside the express authorization provided American Software under this Agreement or any breach of American Software's obligations hereunder.

     10.3 The indemnities contained in this Section 10 shall be conditioned upon the indemnifying party's receiving (1) prompt written notice of any claims, demands, or actions for which indemnity is sought; (2) cooperation in the defense by the party seeking indemnity; and (3) control of the defense and/or settlement of such claim, demand, or action as to which indemnity is sought.

     11. LIMITATIONS OF LIABILITY. In no event shall either party hereto be entitled to special, indirect, or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or for indemnification as provided for herein. However, the foregoing limitation of remedies shall not apply to any action by Logility for infringement by American Software; any action based on or with respect to unauthorized publication, disclosure, or use of confidential information or trade secrets of Logility; or any action based on Logility's rights in copyrights, trademarks, or trade secrets or other proprietary rights in the Products.

     12. TRADEMARKS. Except for purposes of identification of Products, no right, title, interest, or license in or to any trademark or service mark of Logility is granted to American Software under this Agreement. American Software may on its business cards, stationery and marketing materials state that American Software is an authorized agent of Logility for the licensing of the Products.

     13. STATUS OF AMERICAN SOFTWARE'S PERSONNEL. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership, or joint venture, between Logility and

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American Software. American Software shall be responsible for the wages, hours, and conditions of employment of American Software's personnel during the term of and under this Agreement. Nothing herein shall be construed as implying that employees of American Software are employees of Logility.

     14. NOTICES. All notices, demands, or consents required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail to the appropriate party at the address set forth below, or at such other address as shall be given by either party to the other in writing:

     Logility, Inc.                   American Software USA, Inc.
     470 East Paces Ferry Road, N.E.  470 East Paces Ferry Road, N.E.
     Atlanta, Georgia 30305           Atlanta, Georgia 30305
     Attn: Chief Financial Officer    Attn: Controller

     15.  CHOICE OF LAW.   This Agreement shall be deemed to be made in the
State of Georgia and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia.

     16. WAIVER OF RIGHTS. The waiver by either party of any term or provision of this Agreement shall not be deemed to constitute a continuing waiver thereof nor of any further or additional rights such party may hold under this Agreement.

     17. NO ASSIGNMENT; ENFORCEABILITY. This Agreement is personal to American Software and is not assignable without the prior written consent of Logility. Any attempt to assign, transfer, or subcontract any of the rights, duties, or obligations of this Agreement without such consent is void.

     18.  DISPUTE RESOLUTION

     18.1 In the event that any dispute arises between Logility and American Software in connection with this Agreement, the representatives of each party responsible for the subject matter of such dispute shall use good faith efforts to resolve such dispute promptly. In the event that such dispute cannot be resolved by the parties' representatives, the matter shall be submitted to the parties' respective Chief Executive Officers ("CEOs") for resolution. In the event that the CEOs cannot reach resolution of the issue (an "Unresolved Dispute"), then the matter shall be settled by binding arbitration in accordance with the provisions of Section 18.2 hereof.

     18.2 Any Unresolved Dispute, after the completion of the steps set forth above, shall be settled at the election of either party, by final and binding independent arbitration. All arbitrations pursuant to this Agreement shall be

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conducted before the American Arbitration Association ("AAA") in Atlanta,
Georgia, U.S.A., and shall be carried out in accordance with the Commercial Arbitration Rules of the AAA then in effect (the "Rules") and the provisions of this Agreement. Logility and American Software shall each select one arbitrator and a third arbitrator will be selected unanimously by the arbitrators selected by Logility and American Software. If the two arbitrators selected by Logility and American Software are unable to select the third arbitrator within ten (10) days of the appointment of the two arbitrators, the parties consent to the selection of the third arbitrator by the AAA administrator. The award of the arbitrators may be enforced by any court having jurisdiction over the parties.

     19.  EXPORT RESTRICTIONS

     Logility and American Software each hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States agency or authority, and not to knowingly export, or allow the export or re-export of any Product, or any derivatives thereof, in violation of any such restrictions, laws or regulations, or, without all required licenses and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to
Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

     20.  GENERAL

     20.1 In the event that any provision of this Agreement shall be rendered invalid or otherwise unenforceable by any competent judicial or government authority, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement and the invalid provision shall be deemed amended to the fullest extent allowable by applicable law to effect the purposes of said provision.

     20.2 Logility and American Software shall each be excused for any failure or delay in performing any of their respective obligations under this Agreement, if such delay or failure is caused by any act of God, any accident, explosion, fire, storm, riot, embargo, war, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

     20.3 The parties agree that this Agreement is the complete and exclusive statement thereof between the parties and that it supersedes and merges all prior proposals and understandings and all other agreements, whether oral or written, between the parties relating to the subject matter hereof. This Agreement may not be modified or altered except by a written instrument duly executed by the parties hereto.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as set forth below.

                                        AMERICAN SOFTWARE USA, INC.

                                        BY: /s/ James C. Edenfield
                                              _______________________________
                                        NAME:   JAMES C. EDENFIELD
                                        TITLE:  PRESIDENT


                                        LOGILITY, INC.

                                        BY: /s/ J. Michael Edenfield
                                              _______________________________
                                        NAME: J. MICHAEL EDENFIELD
                                        TITLE:  PRESIDENT

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                                  EXHIBIT   A


The Products:

     All Logility's Value Chain Planning and Execution Solutions products, including, but not limited to:

          .  Demand Planning
          .  Inventory Planning
          .  Event Planning
          .  Replenishment Planning
          .  Manufacturing Planning
          .  Demand Chain Voyager
          .  Supply Chain Voyager
          .  Warehouse Management
          .  Transportation Management
          .  Transportation Planning

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